EXHIBIT 99.1
FROM:  SIEBERT FINANCIAL CORP.
                885 Third Avenue Suite 1720
                New York, NY 10022

SIEBERT FINANCIAL CORP. APPOINTS SUZANNE SHANK AS ACTING CEO
Jane H. Macon Named Chairwoman; Robert Mazzarella Appointed Vice-Chairman

NEW YORK—September 12, 2013— Siebert Financial Corporation [NASDAQ: SIEB] today announced the appointment of Suzanne Shank as Acting CEO of the Company and its wholly owned subsidiary, the discount broker/dealer and institutional investment bank, Muriel Siebert & Co., Inc., effective September 16, 2013. The Company was founded by Muriel F. “Mickie” Siebert, who died on August 24, 2013. The board of directors named current board members Jane H. Macon as chairwoman, and Robert Mazzarella as vice chairman.

A 25 year veteran of the industry, Ms. Shank will also continue in her role as President and CEO of the municipal finance firm Siebert Brandford Shank & Co., L.L.C., which she co-founded with Muriel F. Siebert and Napoleon Brandford in 1996. Siebert Brandford Shank, which is 49% owned by Muriel Siebert & Co., has had aggressive growth since its inception, managing deals for state and local governments across the country totaling over $1 trillion in municipal transactions.  The firm is the top-ranked minority- and women-owned municipal bond underwriting firm in the country and is the only minority and women-owned firm ever nationally ranked in the top 10 among all such firms in the country.

Ms. Shank has received numerous awards and honors throughout her years in the finance industry, including being voted one of the “Top 50 Women in Wealth Management for 2010” by WealthManagerWeb.com and by US Banker magazine as one of the “Top 25 Nonbank Women in Finance” October 2009 and 2010. Ms. Shank was also recognized by Essence magazine in its “2008 Power List;” by Black Enterprise Magazine as one of the “50 Most Influential Black Women in Business” and as one of the “75 Most Powerful Blacks on Wall Street.” Ms. Shank was also selected by the Wharton School of Business from among 100,000 graduates as one of its “125 Influential People and Ideas. In June she received the National Association of Securities Professionals (NASP) prestigious Entrepreneur of the Year Award. Ms. Shank is a graduate of The Wharton School, University of Pennsylvania with a Master of Business Administration degree in Finance, and the Georgia Institute of Technology with a Bachelor of Science degree in Civil Engineering.

“I am deeply honored to be named Acting CEO of the Company founded by Wall Street Legend Muriel F. Siebert,” said Suzanne Shank. “Mickie was not only a trailblazer on Wall Street but a wonderful partner, mentor and friend. Our partnership was extremely successful as we shared a penchant for sound business practices and integrity in the industry.”

Ms. Shank expects a seamless process for Siebert client services during the transition into her new role as Acting CEO as she continues to lead Siebert Brandford Shank in a period of strong growth. In the coming months she will outline her plans for the Company, and will meanwhile work with the current leadership team and the board of directors to continue to provide excellent customer service to the firm's many clients.

 “We are extremely pleased to have Suzanne as our CEO, and with her considerable  expertise and experience, we are confident she will provide strong leadership and strategic vision to grow our business while furthering the important values and devotion to client services established by Mickie,” said Jane H. Macon, Chairwoman.

Jane H. Macon became a director of Siebert Financial Corp. in 1996. She has been a Partner in the law firm of Fulbright & Jaworski L.L.P., San Antonio, TX since 1984. Ms. Macon centers her legal practice on public finance and administrative law, public and private partnerships, real estate, zoning, platting, condemnation and municipal bonds.
Robert Mazzarella, vice chairman, retired from Fidelity Investments Brokerage Services LLC in January 2002, at which time he served as its president. He became a director of Siebert Financial Corp. in 2004. Currently Mr. Mazzarella serves as a director and as a member of the audit and compensation committees of Placemark Investments, Inc., a registered investment adviser in Wellesley, MA and Investors Capital Holdings Ltd., in Lynfield, MA.

Siebert Financial Corp. is a holding company which conducts all of its brokerage operations through Muriel Siebert & Co., Inc. The firm became a member of the New York Stock Exchange in 1967, when Ms. Siebert became the first woman to own a seat on the Exchange. The firm is also certified as a woman-owned business enterprise ("WBE"). Siebert Financial is based in New York City with additional retail branches in Boca Raton,  West Palm Beach and Naples, FL; Beverly Hills, CA and Jersey City, NJ.
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Siebert does not provide investment, tax or legal advice. Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and other factors include, changes in general economic and market conditions, fluctuations in volume and prices of securities, changes and prospects for changes in interest rates and demand for brokerage and investment banking services, increases in competition within and without the discount brokerage business through broader service offerings or otherwise, competition from electronic discount brokerage firms offering greater discounts on commissions than Siebert, prevalence of a flat fee environment, decline in participation in equity or municipal finance underwriting, decreased ticket volume in the discount brokerage division, limited trading opportunities, increases in expenses, changes in net capital or other regulatory requirements. As a result of these and other factors, Siebert may experience material fluctuations in its operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition, operating results, and stock price, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in “forward-looking statements” are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Accordingly, investors are cautioned not to place undue reliance on any such “forward-looking statements,” and the Company disclaims any obligation to update the information contained herein or to publicly announce the result of any revisions to such “forward-looking statements” to reflect future events or developments. An investment in Siebert involves various risks, including those mentioned above and those, which are detailed from time to time in Siebert’s Securities and Exchange Commission filings. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC.

For more information, please contact:

Rubenstein Associates—Public Relations
Laura Hynes-Keller: W: 212-843-8095 M: 646-797-6992 E: lhynes@rubenstein.com
Marcia Horowitz: W: 212-843-8014 M: 917-922-0408 E: mhorowitz@rubenstein.com